Exhibit 99.1

AGILYSYS REPORTS FISCAL 2021 SECOND QUARTER REVENUE OF $34.4M

Reports First Positive GAAP EPS and Highest Adjusted EPS Quarter Since Fiscal Year 2014

Reports Positive Adjusted EBITDA of $8.6M and Quarterly Cash Balance Increase of $11.1 Million

Recurring Revenue Returns to Pre-COVID Record Levels of $22.3 Million Inclusive of Subscription Revenue Growth of 24%

Alpharetta, GA – October 27, 2020 - Agilysys, Inc. (Nasdaq: AGYS), a global provider of next-generation hospitality software solutions and services, today reported operating results for its fiscal 2021 second quarter and period ended September 30, 2020.

Summary of Fiscal 2021 Second Quarter Financial Results

•	Total net revenue was $34.4 million, compared to total net revenue of $40.7 million in the comparable prior-year period for a 15.6% decrease in revenue.
•

Recurring revenues (which are comprised of support, maintenance and subscription services) were $22.3 million, or 64.9% of total net revenue, compared to $20.3 million, or 49.9% of total net revenue, for the same period in fiscal 2020. Subscription revenues increased 23.9% year over year and comprised 40.7% of total recurring revenues, compared to 36.1% of total recurring revenues in the second quarter of fiscal 2020.

•	Gross margin was 67.4% in the fiscal 2021 second quarter, compared to 49.6% in the comparable prior-year period.

•

Net income attributable to common shareholders in the fiscal 2021 second quarter was $5.3 million, or $0.22 per diluted share compared to a net loss of $(2.9) million, or $(0.13) per diluted share, in the comparable prior-year period.

•	Adjusted EBITDA (non-GAAP) was a record $8.6 million, compared to $3.0 million in the comparable prior-year period (see reconciliation below).
•	Adjusted diluted EPS (non-GAAP) was $0.29 per share compared to $0.04 per share in the comparable prior-year period.
•

Free cash flow (non-GAAP) in the fiscal 2021 second quarter was $11.3 million, compared to free cash flow of $1.8 million in the fiscal 2020 second quarter (see reconciliation below). Ending cash balance was $85.7 million, compared to ending cash balance of $46.7 million as of fiscal 2020 year-end.

Ramesh Srinivasan, President and CEO of Agilysys, commented, “The hospitality industry business conditions continue to be challenging. Product and services revenue this quarter were affected more than previously anticipated due to a greater extent of postponed customer technology investment decisions. We expect the hospitality business climate to remain tough for a few more quarters and be particularly uncertain during the current October to December third quarter due to various factors. We expect the sequential revenue increase from Q2 to Q3 of this fiscal year to be a modest 5%. We will continue to provide guidance sequentially one quarter at a time for the remainder of this fiscal year.”

“We are deeply grateful to the Agilysys global team for all of their sacrifices and hard work which has enabled us to successfully manage through the past two quarters, undoubtedly the toughest ever faced by our industry. While our revenues have been negatively impacted in the short term, we expect a robust recovery to begin sometime in calendar 2021. Between the recent convertible investment and our ability to generate cash since April, we have strengthened and improved our balance sheet to its best position in many years. During the fiscal second quarter, we achieved record profitability levels while simultaneously maintaining our steadfast focus on world class customer service and expanding R&D resource strength further enhancing the pace of product innovation. The add-on cloud native SaaS applications developed during the past couple of years, including contactless enabling products, have provided high quality support for the reopening efforts of our customers while helping us maintain subscription recurring revenue growth.”

“We remain confident that we are positioning Agilysys for accelerating top line growth and enhanced bottom line profitability on the other side of the pandemic. We are firm in our belief that the global hospitality industry will make a solid comeback in the not-too-distant future with an enhanced need for technology solutions which help improve guest service and Agilysys will be in a good position to provide the most comprehensive and cutting-edge software portfolio to help them succeed.”

Fiscal 2021 Outlook

Agilysys continues to monitor the impact of COVID-19 on the hospitality industry with our primary focus being the safety of our employees and customers as we manage through these unprecedented times. Given the continued impact of COVID-19, we are still not releasing full fiscal year 2021 guidance. We are expecting Q3 fiscal 2021 revenue to increase 5% over Q2 fiscal 2021 results with an Adjusted EBITDA of approximately $7.0 million for the same period. We expect to see the reduction of Adjusted EBITDA as a result of cessation of one-time cost actions such as salary reductions, which were in place during the first six months of the fiscal year, continued hiring in R&D, and several additional cost elements such as virtual trade shows coming back into the business.

Dave Wood, Chief Financial Officer, commented, “Although the impact of the COVID-19 pandemic continues to affect our customers and therefore slow down our short term progress, we are pleased with the profitability levels we have been able to achieve through one of the most challenging times for the hospitality industry. Our balance sheet remains strong and should continue to meet the liquidity demands for continued investment in our products along with other strategic initiatives as we manage through the current environment. We remain more confident than ever in our financial strength and ability to execute on our long-term strategic plan.”

2021 Second Quarter Conference Call and Webcast

Agilysys is hosting a conference call and webcast today, October 27, 2020, at 4:30 p.m. ET. Both the call and the webcast are open to the public. The conference call number is 224-357-2393 (domestic or international); and the conference ID number is 3609588. Please call five minutes prior to the presentation to ensure that you are connected.

Interested parties may also access the conference call live on the Internet at Agilysys Events & Presentations. Approximately two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location.

Forward-Looking Language

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, our revenue and Adjusted EBITDA guidance for the third quarter, and statements we make regarding our ability to meet liquidity demands, the timing of the hospitality industry’s recovery after the pandemic, and our ability to accelerate revenue growth and enhance profitability on the other side of the pandemic.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the effect of the COVID-19 pandemic on our business and the success of any measures we have taken or may take in the future in response thereto; and the risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Form 10-Q.

Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement that may be made from time to time, whether written or oral, whether as a result of new information, future developments or otherwise.

Use of Non-GAAP Financial Information

To supplement the unaudited consolidated financial statements presented in accordance with U.S. GAAP in this press release, certain non-GAAP financial measures as defined by the SEC rules are used. These non-GAAP financial measures include EBITDA, Adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and free cash flow. Management believes that such information can enhance investors’ understanding of the Company’s ongoing operations.

The Company has included the following non-GAAP financial measures in this press release: adjusted net income, adjusted basic earnings per share and adjusted diluted earnings per share. The Company believes these non-GAAP financial measures provide valuable insight into the Company’s overall profitability from core operations before certain non-cash and non-recurring charges. The Company defines adjusted net income as net income before amortization expense (including amortization of developed technology), share-based compensation, convertible preferred stock issuance costs, and one-time charges including severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, and defines adjusted earnings per share as adjusted net income divided by basic and diluted weighted average shares outstanding.

See the accompanying tables below for the definitions and reconciliation of these non-GAAP measures to the most closely related GAAP measures.

About Agilysys

Agilysys has been a leader in hospitality software for more than 40 years, delivering innovative guest-centric technology solutions for casinos, hotels, resorts, cruise ships, managed foodservice providers, sports and entertainment, and healthcare. Agilysys offers the most comprehensive software solutions in the industry, including point-of-sale (POS), property management (PMS), inventory and procurement, payment solutions, and related hospitality applications, to manage the entire guest journey. Agilysys is known for its leadership in hospitality, its broad product offerings and its customer-centric service. Some of the largest hospitality companies around the world use Agilysys solutions to help improve guest loyalty, drive revenue growth, increase operational efficiencies and support social distancing. Agilysys operates across North America, Europe, the Middle East, Africa, Asia-Pacific, and India with headquarters located in Alpharetta, GA. For more information visit Agilysys.com.

# # #

Investor Contact:

Jessica Hennessy

Sr Manager Corporate Strategy & Investor Relations

Agilysys, Inc.

770-810-6116 or investorrelations@agilysys.com

- Financial tables follow -

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Net revenue:
Products	$6,559	$11,873	$11,798	$22,742
Support, maintenance and subscription services	22,304	20,329	42,801	40,411
Professional services	5,497	8,520	9,567	15,958
Total net revenue	34,360	40,722	64,166	79,111
Cost of goods sold:
Products (inclusive of developed technology amortization)	2,950	9,794	5,965	18,417
Support, maintenance and subscription services	4,555	4,654	8,860	8,834
Professional services	3,701	6,057	7,638	11,628
Total cost of goods sold	11,206	20,505	22,463	38,879
Gross profit	23,154	20,217	41,703	40,232
Gross profit margin	67.4%	49.6%	65.0%	50.9%
Operating expenses:
Product development	8,257	10,778	16,524	20,842
Sales and marketing	2,350	4,890	4,951	9,389
General and administrative	5,217	6,038	10,936	11,911
Depreciation of fixed assets	715	707	1,438	920
Amortization of intangibles	508	614	968	1,292
Severance and other charges	7	190	1,210	421
Legal settlements, net	50	(119)	50	(119)
Total operating expense	17,104	23,098	36,077	44,656
Operating income (loss)	6,050	(2,881)	5,626	(4,424)
Other (income) expense:
Interest income	(28)	(114)	(49)	(194)
Interest expense	2	2	3	3
Other expense, net	88	108	194	193
Income (loss) before taxes	5,988	(2,877)	5,478	(4,426)
Income tax expense	121	41	128	67
Net income (loss)	$5,867	$(2,918)	$5,350	$(4,493)
Series A convertible preferred stock issuance costs	(94)	-	(1,031)	-
Series A convertible preferred stock dividends	(459)	-	(658)	-
Net income (loss) attributable to common shareholders	$5,314	$(2,918)	$3,661	$(4,493)

Weighted average shares outstanding - basic	23,424	23,238	23,415	23,225

Net income (loss) per share - basic:	$0.23	$(0.13)	$0.16	$(0.19)

Weighted average shares outstanding - diluted	23,866	23,238	23,849	23,225

Net income (loss) per share - diluted:	$0.22	$(0.13)	$0.15	$(0.19)

AGILYSYS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	September 30,	March 31,
	2020 Unaudited	2020
ASSETS
Current assets:
Cash and cash equivalents	$85,706	$46,653
Accounts receivable, net of allowance for expected credit losses of $1,209 and for doubtful accounts of $1,634, respectively	20,173	35,869
Contract assets	2,475	2,125
Inventories	2,174	3,887
Prepaid expenses and other current assets	5,016	4,874
Total current assets	115,544	93,408
Property and equipment, net	10,108	12,230
Operating lease right-of-use assets	13,023	13,829
Goodwill	19,622	19,622
Intangible assets, net	8,400	8,400
Deferred income taxes, non-current	1,040	764
Other non-current assets	5,977	6,309
Total assets	$173,714	$154,562
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,176	$13,403
Contract liabilities	30,755	42,244
Accrued liabilities	7,185	9,033
Operating lease liabilities, current	4,638	4,719
Finance lease obligations, current	23	24
Total current liabilities	45,777	69,423
Deferred income taxes, non-current	889	880
Operating lease liabilities, non-current	9,923	10,617
Finance lease obligations, non-current	14	25
Other non-current liabilities	3,728	1,860
Series A convertible preferred stock, no par value	35,459	-
Shareholders' equity:
Common shares, without par value, at $0.30 stated value; 80,000,000 shares authorized; 31,606,831 shares issued; and 23,588,178 and 23,609,398 shares outstanding at September 30, 2020 and March 31, 2020, respectively	9,482	9,482
Treasury shares, 8,018,653 and 7,997,433 at September 30, 2020 and March 31, 2020, respectively	(2,406)	(2,401)
Capital in excess of stated value	8,151	5,491
Retained earnings	62,645	58,984
Accumulated other comprehensive income	52	201
Total shareholders' equity	77,924	71,757
Total liabilities and shareholders' equity	$173,714	$154,562

AGILYSYS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ended
(In thousands)	September 30,
	2020	2019
Operating activities
Net income (loss)	$5,350	$(4,493)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation	1,438	920
Amortization of intangibles	968	1,292
Amortization of developed technology	—	6,303
Deferred income taxes	(269)	(239)
Share-based compensation	2,682	1,827
Changes in operating assets and liabilities	(3,527)	(4,376)
Net cash provided by operating activities	6,642	1,234
Investing activities
Capital expenditures	(471)	(1,940)
Additional investments in corporate-owned life insurance policies	(2)	(2)
Net cash used in investing activities	(473)	(1,942)
Financing activities
Repurchase of common shares to satisfy employee tax withholding	(959)	(1,053)
Series A convertible preferred stock issuance proceeds, net of issuance costs	33,969	—
Payment of preferred stock dividends	(199)	—
Principal payments under long-term obligations	(12)	(12)
Net cash provided by (used in) financing activities	32,799	(1,065)
Effect of exchange rate changes on cash	85	(83)
Net increase (decrease) in cash and cash equivalents	39,053	(1,856)
Cash and cash equivalents at beginning of period	46,653	40,771
Cash and cash equivalents at end of period	$85,706	$38,915

AGILYSYS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA

(UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands)	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss)	$5,867	$(2,918)	$5,350	$(4,493)
Income tax expense	121	41	128	67
Income (loss) before taxes	5,988	(2,877)	5,478	(4,426)
Depreciation of fixed assets	715	707	1,438	920
Amortization of intangibles	508	614	968	1,292
Amortization of developed technology	-	3,128	-	6,303
Interest (income), net	(26)	(112)	(46)	(191)
EBITDA (a)	7,185	1,460	7,838	3,898
Share-based compensation	1,256	1,345	2,682	1,827
Severance and other charges	7	190	1,210	421
Other non-operating expense	88	108	194	193
Legal settlements	50	(119)	50	(119)
Adjusted EBITDA (b)	$8,586	$2,984	$11,974	$6,220

(a) EBITDA, a non-GAAP financial measure, is defined as net income (loss) before income taxes, interest expense (net of interest income), depreciation and amortization

(b) Adjusted EBITDA, a non-GAAP financial measure, is defined as net income (loss) before income taxes, interest expense (net of interest income), depreciation and amortization (including amortization of developed technology), and excluding charges relating to i) legal settlements, ii) severance and other charges, iii) impairments, iv) share-based compensation, and v) other non-operating (income) expense

AGILYSYS, INC.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME FOR ADJUSTED EARNINGS PER SHARE

(UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	September 30,		September 30,
	2020	2019	2020	2019
Net income (loss) attributable to common shareholders	$5,314	$(2,918)	$3,661	$(4,493)
Amortization of intangibles	508	614	968	1,292
Amortization of developed technology	-	3,128	-	6,303
Share-based compensation	1,256	1,345	2,682	1,827
Series A convertible preferred stock issuance costs	94	-	1,031	-
Severance and other charges	7	190	1,210	421
Legal settlements, net	50	(119)	50	(119)
Income tax adjustments	(426)	(1,229)	(881)	(2,275)
Adjusted net income (a)	$6,803	$1,011	$8,721	$2,956

Basic weighted average shares outstanding	23,424	23,238	23,415	23,225
Diluted weighted average shares outstanding	23,866	23,759	23,849	23,746

Adjusted basic earnings per share (b)	$0.29	$0.04	$0.37	$0.13
Adjusted diluted earnings per share (b)	$0.29	$0.04	$0.37	$0.12

(a) Adjusted net income, a non-GAAP financial measure, is defined as net income (loss) attributable to common shareholders before amortization expense (including amortization of developed technology), share-based compensation, and one-time charges including severance and other charges, impairments and legal settlements, less the related income tax effect of these adjustments, as applicable, at a 24% tax rate, the Company’s current combined federal and state income statutory tax rate. No income tax effect applies to one-time charges when a valuation allowance offsets their related deferred tax assets

(b) Adjusted earnings per share, a non-GAAP financial measure, is defined as adjusted net income (loss) divided by basic and diluted weighted average shares outstanding

AGILYSYS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(UNAUDITED)

	Three Months Ended		Six Months Ended
(In thousands)	September 30,		September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$11,571	$3,147	$6,642	$1,234
Capital expenditures	(228)	(1,369)	(471)	(1,940)
Free cash flow (a)	$11,343	$1,778	$6,171	$(706)

(a) Free cash flow, a non-GAAP financial measure, is defined as net cash provided by (used in) operating activities, less capital expenditures